                                                                   EXHIBIT 10.14

                               SUBLEASE AGREEMENT

         THIS SUBLEASE (the "Sublease"), is made as of June 22, 1997, by and between GENELABS TECHNOLOGIES, INC. ("Sublessor") and GENITOPE CORPORATION ("Sublessee"), in the following factual context:

         A. Metropolitan Life Insurance Company (the "Master Lessor"), and Sublessor entered into that certain Seaport Center Five-Year Industrial Net Lease Agreement dated as of July 29, 1986, and as amended by (I) that certain First Amendment to Industrial Net Lease Agreement dated as of March 23, 1987;
(II) that certain Second Amendment to Industrial Net Lease Agreement dated as of September 4, 1987; (III) that certain Addendum to Second Amendment to Industrial Net Lease Agreement dated as of March 15, 1988; (IV) that certain Third Amendment to Five-Year Industrial Net Lease Agreement dated as of June 19, 1992;
(V) that certain Fourth Amendment to Five-Year Industrial Net Lease Agreement dated as of June 17, 1997, (collectively, the "Master Lease"), covering approximately 48,787 square feet of that certain building known as "Building 12" of Seaport Center, which is located at 505 Penobscot Drive, Redwood City (the "Master Lease Premises'). The Master Lease has been delivered to Sublessee prior to or concurrently with the execution of this Sublease and is incorporated herein by this reference.

         B. Sublessor now desires to sublease approximately 5,168 square feet of the Master Lease Premises (the "Premises") to Sublessee and Sublessee desires to Sublease the Premises from Sublessor on the terms and conditions set forth in this Sublease.

         NOW THEREFORE, the parties agree as follows:

         1. SUBLEASE. Sublessor hereby subleases the Premises to Sublessee and Sublessee hereby subleases the Premises from Sublessor on the terms and conditions set forth in the Master Lease and in this Sublease. Sublessee shall be allocated the use of nineteen (19) parking spaces. To the extent practicable by Sublessor, said nineteen (19) spaces shall be located within the immediate proximity of Sublessee's primary public entrance and shall include at least five
(5) "visitor" spaces. Possession of the Premises shall be given on or before June 22, 1997. For the purposes of this Sublease, "commencement" shall be June 15,1997 or upon approval of Master Lessor, whichever is later.

         2. INCORPORATION OF MASTER LEASE. Except as to provisions which are specifically superseded by this Sublease, and as to Sections 1, 2, and 4 of the Master Lease, each and every term, condition, and covenant contained in the Master Lease is incorporated by reference into this Sublease if fully set forth herein. As between Sublessor and Sublessee only, Sublessee hereby assumes and agrees to perform each and every term, condition, and covenant which is an obligation of the rights and remedies of the Master Lease and Sublessor shall have each of the rights and remedies of the Master Lessor under the Master Lease and Sublessee shall, under this Sublease, have as against the Sublessor each of the rights and remedies of the Master Lessee. All capitalized terms not defined in this Sublease shall have the meaning set forth in the Master Lease.

                                       1.
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         3.       TERM. The term of this Sublease (the "Term") shall commence on the date first written above and, subject to approval by Master Lessor, shall expire on June 14, 2000, unless sooner terminated pursuant to this Sublease or the Master Lease.

         4.       RENT.

                  a. Commencing on June 25, 1997, Sublessee shall pay to Sublessor the amounts set forth in Table 1 ("Rental Schedule") per month as rent for the Premises in advance on the first day of each calendar month during the Term, without deduction or offset. In addition, commencing on July 1, 1997, Sublessee shall pay to Sublessor concurrently with each monthly payment of rent Sublessee's prospective pro rata share of all operating expenses, taxes, insurance, utilities, and other charges incurred directly by Sublessor or assessed by the Master Lessor pursuant to the Master Lease. All sums due to Sublessor shall be deemed rent for the purposes of enforcing this Sublease. The letter by Genelabs dated as of June 5, 1997, details the methods utilized by the Sublessor in determining the operating expenses for the initial twelve (12) months of this Sublease. Any addition or subtraction from this letter shall be approved of in writing executed by Sublessor and Sublessee. Sublessee's responsibility for operating expenses shall not include any expense previously paid by Sublessor or incurred by Sublessor for any time prior to the date of Sublessee's possession.

                      TABLE 1: RENTAL SCHEDULE
------------------------------------------------------------------
Months 1 to 6                      $2,440 per month thru Dec. '97
Months 7 to 18                     $7,235 per month thru Dec. '98
Months 19 to 30                    $7,493 per month thru Dec. '99
Months 31 to 36                    $7,752 per month thru June '00

                  b. With regards to the operating expenses, taxes, insurance, utilities, and other charges assessed pursuant to the Master Lease and this agreement, the charges will be estimated at the beginning of this Sublease and at every twelve month anniversary for the duration of the Term. At the end of each twelve month period, a statement will be provided by the Sublessor to Sublessee detailing the actual costs incurred and showing the Sublessee's actual pro rata share. Any variation from the estimated amount paid by the Sublessee and the actual amount calculated at the end of each twelve month anniversary will be either returned to Sublessee or due to Sublessor, as appropriate, within 30 days of the presentation of said statement.

                  c. Sublessor agrees to provide the Premises, at Sublessee's prorated expense, with the same level and quality of general utility service that Sublessor has for the Master Lease Premises (i.e. electricity, gas, a proportionate use of Sublessor's outside refuse containers, and standard domestic water service but excluding telephone and computer lines or services, janitorial services, and any other services not explicitly described in this paragraph). Sublessor will use its reasonable efforts to provide services to the Premises, but assumes no responsibility in assuring or monitoring the quality level of the services with respect to Sublessee's usage. Sublessee bears all risks of using any services provided by Sublessor.

                                       2.

                  d. Sublessor agrees to maintain, at Sublessee's prorated expense, the Premises' existing HVAC equipment, plumbing, and general electrical wiring, to the same level and quality as that which it maintains for the Master Lease Premises.

                  e. Sublessee shall approve of the initial condition of the Premises and the existing improvements therein in writing prior to July 22, 1997, or, otherwise be bound by the condition of the Premises as taken at the time of possession. Sublessor shall timely replace or repair any condition in, at, or affecting the Premises and/or the existing improvements which are listed by Sublessee or otherwise known to Sublessor and which are inconsistent with Sublessor's warranties of condition which are understood to be part of the consideration of this Sublease.

         5. USE. The Premises is to be used for general office, research and development, sales, warehousing, laboratories, and related uses and for no other purpose without prior written consent of Sublessor and subject to the Master Lease.

         6.       ALTERATIONS.

                  a. Sublessee shall not make or permit any alterations, installations, additions or improvements, structural or otherwise in or to the Premises (collectively, "Alterations" ) that require a permit or other government approval or that require the approval of the Master Lessor, without the prior written consent of Sublessor, which consent shall not be unreasonably withheld or delayed (subject to approval by the Master Lessor). Sublessor agrees not to withhold Sublessor's consent to any alteration which has been consented to by the Master Lessor. All Alterations shall be done at the Sublessee's expense, in accordance with plans and specifications approved by Sublessor and the Master Lessor, and subject to all other reasonable conditions which the Sublessor and the Master Lessor may impose.

                  b. Excepting trade fixtures, equipment, machinery and other personal property of the Sublessee's and except as provided in Section 6.c., all appurtenances, fixtures, improvements, additions or other property attached to or installed in the Premises at the commencement of or during the Term, whether temporary or permanent in nature, shall be and remain the property of Sublessee during the Term, but shall be surrendered with the Premises at the end of the Term without compensation to Sublessee.

                  c. All furniture, furnishings, equipment, machinery, counters, bookshelves, other cabinetry, and all other articles of movable personal property installed in the Premises by or for the account of Sublessee, without expense to Sublessor, and which can be removed without structural or other material damage to the Premises ("Sublessee's Property") shall be and remain the property of the Sublessee and may be removed by it at any time during the Term. Prior to the expiration or termination of the Term, Sublessee shall remove from the Premises all of Sublessee's Property except such items as the parties shall have agreed in writing are to remain and to become the property of Sublessor or the Master Lessor. Sublessee shall repair or pay the cost of repairing any damage to the Premises resulting from such removal. Sublessee's obligations under this section 6.c shall survive the expiration or earlier termination of this Lease.

                                       3.

         7. MAINTENANCE AND REPAIR. Sublessee shall keep in good order, condition and repair the Premises (as provided in section 12 of the Master Lease); provided, however that Sublessor shall make any repairs which affect portions of the Master Lease Premises beyond the Premises, and Sublessee shall reimburse Sublessor for the cost of such repair (prorated in the event the repair can equitably be charged to other occupants of the Master Lease Premises) within thirty (30) days after receipt of written demand therefor. Sublessee shall pay all costs for improvements, additions or alterations to the Premises, as provided for in Section 12 of the Master Lease.

         8. ASSIGNMENT OR SUBLEASING. Sublessee shall have no right to assign this Sublease or further sublease the Premises without the written consent of the Sublessor (and subject to the Master Lessor's approval and the terms of the Master Lease), and that consent shall not be unreasonably withheld and Sublessor, in good faith, will assist in seeking the Master Lessor's written consent.

         9. INSURANCE. Sublessee shall, at its sole cost and expense, procure and maintain during the Term comprehensive general liability insurance with a combined single limit for bodily injury, property damage and personal injury liability of not less than $1,000,000 each occurrence and $1,000,000 general aggregate, and from insurance companies reasonably satisfactory to Sublessor. Sublessor and the Master Lessor shall be named as additional insureds on all such insurance policies. Sublessee shall also procure and maintain during the Term at its sole cost and expense worker's compensation and employers' liability insurance in amounts not less than $1,000,000 per accident for bodily injury by accident, $1,000,000 policy limit for bodily injury by disease, and $1,000,000 for each employee suffering from bodily injury by disease. Where this paragraph 9 is in conflict with paragraph 20 of the Master Lease, this paragraph shall control; otherwise, said paragraphs are to be read together. It is understood that Sublessee is not directly or indirectly responsible for the insurance covering Sublessor's improvements installed in the Premises or the Master Lease Premises.

         10. TERMINATION OF MASTER LEASE. This Sublease shall immediately terminate if the Master Lease is terminated for any reason, whether voluntary or involuntary. Notwithstanding anything to the contrary herein, or in the Master Lease, Sublessee shall have the same rights as sublessor under the Master Lease to terminate this Sublease for just cause consistent with Sublessor's rights under the Master Lease. For example, if Sublessor has the option to terminate the Master Lease due to an event of damage or destruction to the Premises, the Sublessee shall have a similar right to terminate this Sublessee notwithstanding the fact that Sublessor elects not to exercise such option with respect to any other space subject to the Master Lease.

         11. RIGHT TO CURE. If Sublessee shall at any time during the Term fail to perform any of the obligations, conditions or covenants of this Sublease or the Master Lease, Sublessor shall have the right, but not the obligation, to immediately perform any such obligation, condition or covenant in order to protect Sublessor's leasehold interest. In the event Sublessor suffers any cost or expense as a result of such performance, Sublessee shall immediately reimburse Sublessor for all such cost or expense, and any sum not paid within ten (10) days after Sublessee receives written demand for reimbursement shall bear interest at the highest interest rate allowed by law from the date of expenditure by Sublessor to the date of reimbursement by Sublessee. Sublessor agrees to notify Sublessee within ten (10) days if Sublessor receives notice from

                                       4.
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Master Lessor that Sublessor is in default of any of its non-monetary obligations, two (2) days in the event of a default of a monetary obligation, under the Master Lease, along with an explanation of its course of action intended to remedy any such default. Except as responsibility may be specifically allocated to Sublessee under this Sublease, Sublessee shall have no responsibility or obligation to cure any default by Sublessor under the Master Lease unless such default arises out of the negligence or intentional act of Sublessee.

         12. SECURITY DEPOSIT. Concurrently with the execution of this Sublease, the Sublessee has delivered to Sublessor a security deposit in the amount of $7,500 (the "Security Deposit") as security for the full and faithful performance of Sublessee's obligations under this Sublease. If at any time during the Term, Sublessee shall be in default in the payment of rent or in default for any other reason, Sublessor may apply all or part of the Security Deposit for such payment or to cure such default. In such event, Sublessee shall on demand restore the Security Deposit to its original amount. Upon expiration or early termination of this Sublease, the Security Deposit shall be returned to Sublessee, reduced by such amounts as may be required by Sublessor to remedy defaults on the part of Sublessee in the payment of rent, defaults in Sublessee's obligation to repair damage to the Premises, and to clean the Premises if Sublessee has failed to do so. Any portion of the Security Deposit not so required shall be paid over to Sublessee after expiration of the Term or the earlier termination of this Sublease. Sublessor shall have no obligation to segregate the Security Deposit from its general funds or to pay interest on the Security Deposit.

         13. SURRENDER. Sublessee shall, at the expiration of the Term or upon sooner termination of this Sublease, surrender and return possession of the Premises to Sublessor or the Master Lessor, as the case may be, in good condition, broom clean, usual wear and tear excepted.

         14. SUBLESSOR'S WARRANTY. Sublessor warrants that Sublessor is current in all of its obligations, financial and otherwise, owed to the Master Lessor and that Sublessor is not currently in default in any way under the Master Lease. Sublessor also warrants to the best of its knowledge that the Master Lessor owes Sublessor no unfulfilled obligation under the Master Lease on the part of the Master Lessor to be performed and that the Master Lessor is not in default under the Master Lease. Subject to the provisions of this Sublease, Sublessee has examined the Premises and acknowledges that no representation or warranties have been made regarding the Master Lease, the Master Lease Premises or the Premises except as stated in this Sublease and its attachments.

         14.5. PROPRIETARY TECHNOLOGY. The relationship of the parties under this agreement is one of Sublessor and Sublessee only. In no event shall either party, or any of its invitees, representatives, employees, agents, servants or contractors, be deemed invitees, representatives, employees, agents, servants or contractors of the other party. Neither party has any authority to bind or obligate or incur any liability on behalf of the other, and no such authority shall be implied. Absent a written agreement to the contrary, neither party or any of its invitees, representatives, employees, agents, servants or contractors shall have access to the other party's proprietary information, nor have any right whatsoever to any present or future patent, copyright, trademark, invention, trade secret or other intellectual property developed by the other party.

                                       5.

         15. ATTORNEY'S FEES. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Sublease, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Sublease, or relating to the underlying facts or the surrounding circumstances, whether brought in contract or in tort, the successful or prevailing party shall be entitled to recover reasonable attorneys, fees and other costs, including expert witness fees and costs, incurred in that action or proceeding, in addition to any other relief to which it may be entitled. For the purposes of this Sublease, the term "prevailing party" shall mean the party who obtains substantially the relief desired, whether by dismissal, default, summary judgment, settlement, or otherwise.

         16. NOTICES. All notices, requests, demands and other communications under this Sublease shall be in writing and shall be personally delivered or mailed by first class mail registered or certified, postage prepaid to the party to whom the same is to be given at its address as follows:

                  Sublessor:        Genelabs Technologies, Inc.
                                    505 Penobscot Drive
                                    Redwood City, CA 94063
                                    ATTN: Director, Corporate Services

                  Copy to:          Lincoln Property Company
                                    101 Lincoln Center Drive
                                    Foster City, CA 94404-1167
                                    ATTN: Property Manager

                  Sublessee:        Genitope Corporation
                                    525 Penobscot Drive
                                    Redwood City, CA 94063
                                    ATTN: President & CEO

Notices, requests, demands and other communications under this Sublease shall be effective only upon receipt. Either party may change its address for the purposes of this Section 16 by giving the other party written notice of the new address in the manner set forth above. Each party to this Sublease shall send to the other party copies of any and all notices and other communications it shall send to and receive from the Master Lessor. Notwithstanding the foregoing, in the case of mailing, "receipt" shall be presumed on the third (3rd) day after mailing.

         17.      MISCELLANEOUS.

                  a. This Sublease is governed by the laws of the State of California, and any question arising hereunder shall be construed or determined to such law.

                  b. Headings at the beginning of each numbered paragraph of this Sublease are solely for the convenience of the parties and are not a part of this Sublease.

                  c. All provisions, whether covenants or conditions on the part of Sublessee shall be deemed both covenants and conditions. All recitals are deemed provisions and contractual in nature.

                                       6.

                  d. This Sublease may be amended in whole or in part only be the mutual written agreement of the parties.

                  e. This Sublease and the Master Lease as incorporated herein by reference contain the entire agreement between the parties regarding the sublease of the Premises and supersedes all prior agreements, whether written or oral, between the parties regarding the same subject.

                  f'.      Nothing under this Sublease shall increase the
obligations of the Sublessee beyond those of the Sublessor's obligations under the Master Lease. Any such increase is hereby agreed to be void.

                  f. This Sublease may be signed in counterpart originals, each of which shall be deemed an original and all of which shall, when executed, constitute one and the same agreement.

                  g. Subject to the limitations set forth in Section 8, this Sublease shall be binding upon each of the parties and their respective successors and assigns.

                  h. In any instance in which this Sublease or the Master Lease requires the consent of either Sublessor or the Master Lessor, the consent of both Sublessor and Master Lessor shall be required.

                                       7.
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         IN WITNESS WHEREOF, the parties have executed this Sublease as of the day and year first written above.

                                      SUBLESSOR

                                      GENELABS TECHNOLOGY, INC.

                                      By: ______________________________________

                                      Title: ___________________________________

                                      Date: ____________________________________

                                      SUBLESSEE

                                      GENITOPE CORPORATION

                                      By: /s/ William R. Srigley
                                          --------------------------------------

                                      Title: President and CEO

                                      Date:6/24/97

                                       8.